Exhibit 19.1

Teledyne Corporate Policy

Subject: Policy on Insider Trading; Purchases and Sales of Company Securities Effective Date: November 30, 1999
Revised Date:    December 12, 2013; June 2, 2021; April 29, 2022; January 5,
2024; and April 29, 2024

Authorized by: Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

PREAMBLE

This Insider Trading Policy provides the standards of Teledyne Technologies Incorporated (the "Company") on trading and causing the trading of the Company's securities or securities of other publicly-traded companies while in possession of confidential information. This Policy is divided into three parts:

Part I - the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company, its business units and subsidiaries.

Part II - the second part imposes special additional trading restrictions and applies to (i) all directors of the Company, (ii) all officers of the Company and its subsidiaries, and (iii) all employees of the Company, its business units and subsidiaries who have been granted options to purchase the Company’s Common Stock or granted awards of the Company’s Common Stock in the form of restricted stock and/or restricted stock units (collectively, "Covered Persons").
Additionally, the trading restrictions apply to employees who participate in either of the TDY Common Stock Fund under Teledyne Technologies Incorporated 401(k) Plan and the Teledyne Technologies Incorporated Employee Stock Purchase Plan (The Stock Advantage Plan), but only to the extent of their participation in such plans.

Part III – the third part describes additional trading restrictions and requirements imposed on (i) all directors of the Company and (ii) certain corporate officers and segment leaders designated by the Company’s Board of Directors as “statutory insiders” for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended (collectively, “Statutory Insiders”).

One of the principal purposes of the U.S. federal securities laws is to prohibit so- called "insider trading." Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "non-public." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I
1.Applicability
This Policy applies to all transactions in the Company's securities, including the Company’s Common Stock, options and any other securities that the Company may from time to time issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, its business units and its subsidiaries, all officers of the Company and its subsidiaries and all members of the Company's Board of Directors.
2.General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information
(a)No director, officer or employee may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms "material" and "non-public" are defined in Part I, Section 3(a) and (b) below.)

(b)No director, officer or employee who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.

(c)In addition, no director, officer or employee may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d)For compliance purposes, a director, officer or employee should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) of the Company while in possession of information that he or she has reason to believe is material and non-public unless he or she first consults with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
(e)Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below. Statutory Insiders should also contact a Compliance Officer as set forth in Part III, Section 1 below to confirm there are issues with the short-swing trading rules and allow for the preparation and timely filing of the forms as described in Part III, Sections 2 and 3 below.

3.Definitions
(a)Materiality. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)significant changes in the Company's prospects;

(ii)significant write-downs in assets or increases in reserves;

(iii)developments regarding significant litigation or government agency investigations;

(iv)liquidity problems;

(v)changes in earnings estimates or unusual gains or losses in major operations;

(vi)major changes in management;

(vii)changes in dividends;

(viii)extraordinary borrowings;

(ix)award or loss of a significant contract;

(x)changes in debt ratings;

(xi)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xii)a severe cybersecurity incident;

(xiii)stock repurchase programs; and

(xiv)public offerings.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non- public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(b)Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and "non-public." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

(i)information available to a select group of analysts or brokers or institutional investors;

(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is "non-public" and treat it as confidential.

(c)Compliance Officer. The Company has appointed each of the Executive Vice President, General Counsel, Chief Compliance Officer and Secretary and the Associate General Counsel and Assistant Secretary as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)assisting with implementation of this Policy;

(ii)circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below and by Statutory Insiders in accordance with the procedures set forth in Part III;

(iv)providing approval of an Approved 10b5-1 Plan as set forth in Part II, Section
1(c);

(v)providing approval of any transactions under Part II, Section 4 below; and

(vi)assisting with any required filings of Statutory Insiders in accordance with Part III. Sections 2 and 3.

4.Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

Criminal fines of up to $5,000,000 may be imposed for individuals and
$25,000,000 for entities.

(b)Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer.

PART II
1.Blackout Periods
All Covered Persons are prohibited from trading in the Company's securities during blackout periods.

(a)Quarterly Blackout Periods. Trading in the Company's securities is prohibited:

(i)for all Covered Persons other than those who are part of the Corporate Insider Group, during the period beginning at the close of the market on the last business day of each fiscal quarter and ending at the close of business on second trading day following the date the Company's quarterly earnings/financial results are publicly disclosed; and

(ii)for all Covered Persons who are part of the Corporate Insider Group, during the period beginning on and including the 15th calendar day of the last month of each fiscal quarter and ending at the close of business on second trading day following the date the Company's quarterly earnings/financial results are publicly disclosed.

During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company's financial results. “Corporate Insider Group” means Covered Persons who are (i) Statutory Insiders, (ii) corporate personnel and/or (iii) participants in the weekly management team meetings with Teledyne’s Executive Chairman and its Chief Executive Officer.

(b)Other Blackout Periods. From time to time, other types of material non- public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons and other employees who are aware of such matter are prohibited from trading in the Company's securities.

(c)Approved 10b5-1 Plan Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (an "Approved 10b5-1 Plan") that:

(i)has been reviewed and approved in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer in advance of any subsequent trades);

(ii)was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company; and

(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

(d)Cash Exercise of Option Exception. A cash exercise of stock options, whereby the Covered Person exercises the option for cash (including applicable taxes and withholdings) and then continues to hold the underlying purchased shares of Common Stock, may be made during a blackout period.
2.Trading Window Guidance; Timing Your Transactions
The Company has adopted guidelines regarding the times that Covered Persons may be permitted to trade in the Company's securities when no blackout period is in effect.

(a)Unless there is a reason for closing the window (e.g., the occurrence of an undisclosed material development), a Covered Person should be able to trade during the 10-business day window period that opens two business days after the Company releases its earnings (often referred to as the “quarterly window period”).

(b)In addition, as a general rule, under normal circumstances, it is likely that you will be able to trade during the three full weeks that following the end of a quarterly window period.

(c)Unless there is some undisclosed material development, you should be able to trade during the 30-day window period that follows the Company’s release of its Annual Report.

There are other times when transactions may be appropriate, such as when there is relative stability in the operations of the Company, its business units and subsidiaries and the market for the Company’s securities or following wide dissemination of information on the status of the Company, its business units and subsidiaries and current results.

However, even during the above noted quarterly and other window periods, a Covered Person who is in possession of any material non-public information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close these trading windows if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3.Pre-clearance of Securities Transactions
(a)Because Covered Persons are likely to obtain material non-public information on a more regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

(b)Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. If you or a family member is a member of an “investment club”, these procedures also would apply.

(c)Unless revoked, a grant of permission will normally remain valid until the close of trading one business day following the day on which it was granted. If the transaction does not occur during the one-day period, pre-clearance of the transaction must be re-requested.

(d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan that has satisfied the requirements of Part II, Section 1(d).
4.Prohibited Transactions
(a)Directors and executive officers of the Company are prohibited from, trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)A Covered Person, including such person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

(i)Short sales. Covered Persons may not sell the Company's securities short (i.e. sales of shares of the Company’s Common Stock which the Covered Person does not own at the time or sale or sales of the Company’s Common Stock against which the Covered Person does not deliver the shares within 20 days after the sales);

(ii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

(iii)Trading on margin; pledging stock. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(iv)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5.Applicability to Stock Options, 401(k) Plan and Employee Stock Purchase
Plan

(a)Stock Option Plans. This Policy applies to the exercise of Company stock options. A stock option exercise, accompanied by the sale of the underlying shares, is subject to the timing considerations set forth in Part II. Note, however, that, as stated in Part II, Section 1(d), an exercise of options that does not involve the sale of the Company’s Common Stock (i.e. the option holder pays in cash the aggregate exercise price and applicable taxes and withholdings and then continues to hold the underlying shares) may occur during a blackout period

(b)401(k) Plan. This Policy applies to switching in and out of the TDY Common Stock Fund in the Teledyne Technologies Incorporated 401(k) Plan. It also applies to increasing or decreasing any percentage contribution or amount to this Fund. You should not switch in and out of the TDY Common Stock Fund, or change any percentage or amount contributed to this Fund if you possess non-public material information about the Company, its business units and subsidiaries. Any such change is subject to the timing considerations set forth in Part II.

(c)Employee Stock Purchase Plan. This Policy applies to switching in and out of the Company’s Employee Stock Purchase Plan (a/k/a The Stock Advantage Plan). It also applies to increasing or decreasing any percentage contribution or amount to this Plan. You should not switch in and out of the Plan, buy or sell shares under the Plan, or change any percentage or amount contributed to this Plan, if you possess non-public material information about the Company, its business units and subsidiaries. Any such change is subject to the timing considerations set forth in Part II.

PART III

The following requirements apply to Statutory Insiders:
1.Preclearance Policy – Two Days Advance Notice.
A Statutory Insider should contact a Compliance Officer at least two days in advance of any proposed transaction in Company securities. This includes any proposed transaction by a member of your immediate family and by any entity or trust in which you or your family members have an interest, to determine whether there are restrictions on your or their ability to engage in the transaction at that time. This should provide the Company sufficient time to determine whether a transaction should proceed and, if so, prepare the appropriate Form 4 for a timely filing with the SEC and New York Stock Exchange (the “NYSE”).

2.Short-Swing Trading Rules.

A Statutory Insider is subject to the provisions of the short-swing trading rules under Section 16(b) of the 1934 Act. Under these rules, profits realized in purchases and sales and sales and purchases of the Company’s Common Stock by a Statutory Insider, including his or her family members or affiliates, within the same six-month time period must be paid over to the Company. (The recoverable “profits” are not necessarily based on actual economic gain but rather are calculated under the short-swing profit rules.) If the Company fails to bring suit to recover such “short-swing profits,” any stockholder may bring such suit in the name of the Company.

Under the short-swing trading rules, a Statutory Insider must file a Form 3 with SEC, NYSE and the Company within 10 days after he or she is so designated as a Statutory Insider by the Company’s Board of Directors.

All Statutory Insiders also required to file reports on Form 4 with the SEC, the NYSE and the Company detailing transactions affecting their “beneficial ownership” of Company’s Common Stock and changes in such ownership. Almost all changes in Company stock ownership must be reported to the SEC and the NYSE by the second business day following the change. An annual, deferred Form 5 is available to report transactions pursuant to Rule 10b-5-1 plans and “discretionary transactions” under employee benefit plans where the reporting person does not select the date of execution. There are a number of professional plaintiffs who review ownership reports filed by directors and other Statutory Insiders for the purposes of bringing short-swing trading suits.

The contents and timely filing of the Forms required under the short-swing trading rules are each individual’s responsibility. Consequently, each Statutory Insider is ask to pre-clear transactions as noted in Part III, Section 1 above in order that the Compliance Officer can assist the Statutory Insider in meeting his or her filing responsibilities and avoiding inadvertent violations of the short-swing trading rules.
Failure to report transactions and late filing of the Forms require separate disclosure in the Company’s proxy statements.

Finally, the Company has developed a standing Power of Attorney to facilitate timely Form 3, Form 4 and Form 5 filings when a Statutory Insider is not able to sign the Forms himself or herself. The document authorizes at least each of the Compliance Officers to sign the Forms if the Statutory Insider is unavailable.
3.Compliance with SEC Rule 144.

A Statutory Insider should assume that his or her sales of the Company’s Common Stock are subject to the filing, volume limitations and other requirements of Rule 144 under the Securities Act of 1933, as amended. In any case in which sales are contemplated, the Statutory Insider should contact a Compliance Officer to help in the preparation of the necessary documentation that must be filed with his or her broker, the SEC, the NYSE and the Company.

4.Broker Interface Recommended Procedure.
The Sarbanes-Oxley Act accelerated reporting of transactions of Statutory Insiders and consequently requires tight interface with brokers handling such transactions. A knowledgeable, alert broker can act as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping to prevent inadvertent violations.
Consequently, the Company recommends that a Statutory Insider require his or her broker(s) handling transactions in the Company’s Common Stock to do two things. Specifically, the Company asks that a Statutory Insider advise his or her broker(s):

(a)not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) in respect of the Company’s Common Stock without (i) first verifying with a Compliance Officer that the transaction was pre-cleared and (ii) confirming that the transaction complies with the brokerage firm’s compliance procedures (e.g.,
Rule 144 applicable to sales); and

(b)to report immediately to the Compliance Officer via telephone and in writing (via email or fax) the details of every transaction involving the Company’s Common Stock, including gifts, transfers, pledges and Rule 10b5-1 transactions.